Exhibit 99.1
Contact: Lara Wyss
                 Starbucks Coffee Company
                 206-318-7100
                 lwyss@starbucks.com
Starbucks Appoints Javier G. Teruel to Board of Directors

Seattle; September 22, 2005 — Starbucks Corporation (Nasdaq: SBUX) announced today that Javier G. Teruel, vice chairman of the Colgate Palmolive Company, was elected to the Company’s Board of Directors on September 20. Additionally, Teruel will participate as a member of the audit committee.
He joins 11 current board members: Barbara Bass, Howard Behar, William Bradley, Jim Donald, Mellody Hobson, Olden Lee, Gregory Maffei, Howard Schultz, James Shennan, Jr., Myron Ullman, and Craig Weatherup.
“We are pleased that Javier has accepted our invitation to join our Board of Directors,” said Howard Schultz, chairman of the board of Starbucks. “With his extensive background, both domestically and internationally, Javier will be a valuable contributor to the company as we continue to grow and become locally relevant to consumers in every market we enter.”
Teruel, 55, has extensive experience in the consumer goods industry, serving as vice chairman of Colgate-Palmolive Company since July 2004. After joining Colgate in Mexico in 1971, he advanced through marketing and management positions in Latin America, later becoming vice president of Body Care in Global Business Development in New York, and president and general manager of Colgate-Mexico. Subsequently, Teruel served as president of Colgate-Europe, followed by chief growth officer responsible for the company’s growth functions. Prior to being appointed to his current position at Colgate-Palmolive, Teruel had most recently been executive vice president responsible for Asia, Central Europe, Africa, and Hill’s Pet Nutrition.
Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 9,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products — innovative superpremium Tazo® teas and exceptional compact discs from Starbucks Hear Music™ enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.
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